Exhibit 99.1

Monotype Names Scott Landers President and CEO –

Former CEO Doug Shaw to Retire as Planned

WOBURN, Mass., December 22, 2015 – Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading provider of typefaces, technology and expertise for creative applications and consumer devices, today announced that the board of directors has appointed Scott Landers, currently chief operating officer, as president and chief executive officer, effective January 1, 2016. Landers will succeed current president and CEO, Doug Shaw, as part of a planned transition process announced on March 9, 2015.

In March, Shaw stated his intention to retire at the end of this year. He will remain a member of Monotype’s board of directors, and work for the company in a part-time advisory role through the first quarter of 2016. Since March, Landers has served as COO for Monotype, and previously served as chief financial officer until the appointment of Monotype’s new CFO, Joseph Hill.

“On behalf of the board, I want to congratulate Scott on his appointment. With his proven skills and experience in driving business strategy and creating scale, Scott is the ideal leader for Monotype as the company enters its next phase of growth,” said Bob Lentz, chairman of the Monotype board of directors. “I’d also like to thank Doug for his vision and leadership over the years. In particular, for growing a large, diversified company, while protecting the values and culture that have distinguished Monotype since its founding.”

Scott Landers, Monotype’s newly appointed president and chief executive officer, said, “I’m truly honored to have the opportunity to lead this great company. Through our typefaces, technology and expertise, Monotype is uniquely qualified to bring the world’s most innovative designs and ideas to life – helping our customers drive brand engagement, preserve brand integrity, inspire self-expression and create compelling user experiences. And over the last ten months, I’ve gained an even deeper appreciation for the talent, passion and dedication of the Monotype team.”

Landers joined the company in 2008 as CFO, bringing more than 15 years of experience in the software industry, principally in companies that scaled rapidly through a mixture of organic growth and mergers and acquisitions. Over the last eight years, Shaw and Landers have worked together to double the company’s revenues, triple the market capitalization, and acquire and integrate a number of strategic acquisitions.

“I’m extremely proud of what the Monotype team has accomplished since my founding of the company 30 years ago, and am confident that I’m leaving the business in exceptionally capable hands,” said Doug Shaw, current Monotype president and CEO. “I’ve worked closely with Scott during the last ten months, to ensure a seamless transition for him and the company. Now I’m looking forward to spending time with my family, and to giving back to the community through charitable and civic work.”

Prior to joining Monotype, Landers was vice president of global finance at Pitney Bowes Software, a $450 million division of Pitney Bowes Inc. Landers holds a bachelor’s degree from Le Moyne College and a master’s degree in business administration from The College of Saint Rose.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company’s solutions; risks associated with the company’s ability to integrate products, services and employees from acquired companies in a timely manner or at all; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products, product features or services; risks associated with the company’s ability to adapt its products or services to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with management transitions; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings. The forward-looking financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014. While Monotype may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype

Monotype is a leading global provider of typefaces, technology and expertise that enable the best user experience and ensure brand integrity. Headquartered in Woburn, Mass., Monotype provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s libraries and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype, Helvetica and Frutiger are trademarks of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Univers is a trademark of Monotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. ©2015 Monotype Imaging Holdings Inc. All rights reserved.

Contact:

Monotype

Amy Aylward

781-970-6070

amy.aylward@monotype.com

Investor Relations contact:

Monotype

Chris Brooks

781-970-6120

chris.brooks@monotype.com